Exhibit 99.1

Date: FEB 16, 2005

FOR IMMEDIATE RELEASE	ATTN: Business News

Intermountain Community Bancorp Announces Record Fiscal Year-End and Fourth Quarter Growth and Earnings

2004 HIGHLIGHTS:

•	Net income for the year ended December 31, 2004 exceeds $4.3 million, an 18.7% increase over last year

•	Total assets increase 45.9% over last year end to a record $597.7 million

•	Book value per share increases 37.6% over last year end to $11.78 per share

•	Loan balances increase by 45.7% over last year end

•	Deposit balances increase by 45.3% over last year end

•	2004 fully diluted earnings per share increase to $1.19, a 10.2% increase compared to fiscal year ended 2003

•	IMCB successfully completes the Snake River Bancorp, Inc. merger in November 2004

•	Intermountain becomes a publicly registered company with the Securities and Exchange Commission

FOURTH QUARTER HIGHLIGHTS

•	Net income for the quarter ended December 31, 2004 increases by 32.7% to $1.1 million compared to the same period last year

•	Net interest income after loan loss provision increases 25.0% to $5.9 million compared to the same period last year

•	Total assets increase 23.2% to $597.7 million compared to the preceding quarter

•	Loan and deposit balances increase 25.2% and 21.6%, respectively, compared to the preceding quarter

•	Book value per share increases 26.4% to $11.78 per share, compared to the quarter ended September 30, 2004

Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB – IMCB.OB), announced record performance for the company for the year ending December 31, 2004. The company operates in Idaho and Oregon under the names Panhandle State Bank, Intermountain Community Bank and Magic Valley Bank. Hecker stated, “We successfully navigated through what we referred to as the Perfect Storm in 2004. Given an environment of compressed net interest margins, costs associated with rapid growth and merger activity, and significant systems and regulatory costs that were anticipated in our planned activities, we are very proud of the year’s financial outcome. We believe that we are building a unique company culture focused on our employees providing personal value to customers. This has significantly contributed to IMCB consistently exceeding its profit and growth objectives. In 2004, we experienced strong organic growth that allowed our deposit base to grow over 25% from our existing branches while undertaking a number of significant projects. We successfully completed our second acquisition, managed through the work and costs associated with implementing a superior in-house data processing system and became a registered public company with the Securities and Exchange Commission. The company now is the largest, locally owned state bank in Idaho and has an unrelenting commitment to its communities and customers.”

Key Financial Results ($ in thousands, except per share data):

Balance Sheet	Dec 31, 2004	Dec 31, 2003	Actual Change	% Change
Loans Receivable, net	$418,660	$287,256	$131,404	45.7%
Allowance for Loan Loss	$6,902	$5,118	$1,784	34.9%
Total Assets	$597,680	$409,759	$187,921	45.9%
Total Deposits	$500,923	$344,866	$156,057	45.3%

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
Income Statement	2004	2003	2004	2003
Net Income	$1,085	$818	$4,346	$3,661
Annualized Return on Assets	0.80%	0.79%	0.91%	0.99%
Annualized Return on Equity	11.6%	12.2%	13.7%	14.4%
Basic Earnings Per Share	$0.30	$0.26	$1.32	$1.16
Diluted Earnings Per Share	$0.28	$0.24	$1.19	$1.08

Financial Highlights:

Net income for the year ended December 31, 2004 totaled $4.3 million, an improvement of 18.7% over the same period in 2003. Net income for the fourth quarter 2004 totaled $1.1 million, an increase of 32.6% over the same quarter of 2003. Return on average assets and return on average equity for 2004 decreased slightly over the 2003 results as the bank’s assets and equity increased ahead of earnings, particularly in the fourth quarter as a result of the Snake River Bancorp, Inc. merger, completed in November.

Net interest income after provision for loan losses rose to $20.2 million for the year ended December 31, 2004, an improvement of $3.6 million or 21.4% over the same period last year. The company continues to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in earnings is primarily due to the increase in average earning assets resulting from the Snake River acquisition and the bank’s internal production efforts. Intermountain’s net interest margin decreased slightly to 4.94% for the year ended December 31, 2004 compared to 5.03% for the year ended December 31, 2003. The decrease resulted from a decrease in the yield on earning assets, but was partially offset by a decrease in the cost of interest bearing liabilities. Net interest income after provision for loan losses rose to $5.9 million for the quarter ended December 31, 2004, an increase of $1.2 million compared to the fourth quarter of 2003.

The provision for losses on loans increased $484,000 for the year ended December 31, 2004 compared to the year ending December 31, 2003. The provision for losses on loans increased $308,000 for the quarter ending December 31, 2004 compared to the quarter ending December 31, 2003. The increases for both periods are due to the bank’s growth in loans and increases in the commercial and agricultural components of the loan portfolio.

Non-interest income for the year ended December 31, 2004 increased 20.2% or $1.2 million over the year ended December 31, 2003. Fees and services charges improved 14.3% or $760,000 for the year. The increase in non-interest income is primarily due to account growth, a full-year effect of service charge changes that were made in mid-year 2003, expanded mortgage banking income, and contract income from the bank’s secured deposit program. Non-interest income for the quarter ending December 31, 2004 increased $575,000, or 38.8% over the same period in the prior year. Fees and service charges increased $496,000, or 38.7% for the quarter ending December 31, 2004, compared to the same period in the preceding year. The fourth quarter increase was positively impacted by the Snake River Bancorp, Inc. merger.

Non-interest expense for the year ended December 31, 2004 increased 22.4%, or $3.8 million compared to the year ended December 31, 2003. The major increase was in the area of personnel expense, which increased $2.1 million, or 20.7% for the year ended December 31, 2004 compared to the same period in the prior year. The increase in non-interest expense was primarily due to increases in staffing to support bank growth, expenses related to upgrading the bank’s data-processing systems and publicly registering its stock with the SEC, and internal expenses related to the Snake River merger. Non-interest expense for the quarter ended December 31, 2004 increased 28.8%, or $1.5 million compared to the quarter ended December 31, 2003. Expenses involved in the Snake River merger contributed heavily to this increase.

Earnings per share for the year ended December 31, 2004 totaled $1.32, and on a fully diluted basis, $1.19 per share. This compares to earnings per share of $1.16 and diluted earnings per share of $1.08 for the same time period last year. Earnings per share for the quarter ended December 31, 2004 totaled $0.30, and on a fully diluted basis, $0.28 per share. This compares to earnings per share of $0.26 and diluted earnings per share of $0.24 for the same time period last year.

As of December 31, 2004, assets totaled $597.7 million, an increase of $187.9 million, or 45.9% over December 31, 2003 and an increase of $112.5 million, or 23.2% over September 30, 2004. The Snake River merger contributed $85.9 million of this growth. Total deposits grew 45.3%, or $156.1 million over December 31, 2003 to a total of $500.9 million, and loans receivable increased $131.4 million or 45.7% over December 31, 2003. Loans receivable totaled $418.7 million at the end of 2004. The Snake River merger accounted for $69.6 million of the deposit growth and $66.3 million of the loan growth, respectively. Strong organic growth in all of the bank’s existing markets accounted for the remaining growth in both loans and deposits.

Total equity increased to $44.6 million, a 64.6% increase over December 31, 2003. The increase in equity resulted from retention of the bank’s net income and the addition of $13.0 million as part of the Snake River Bancorp merger. Book value per share at December 31, 2004 totaled $11.78 versus $8.56 at December 31, 2003.

Company Activities:

IMCB successfully completed its merger with Snake River Bancorp, Inc. on November 2, 2004. Under the terms of the Agreement and Plan of Merger governing the transaction, Snake River shareholders received $8.22 in cash and 0.93 shares of Intermountain stock (plus cash in lieu of fractional shares) for each share of Snake River stock. The Snake River acquisition was accounted for as a purchase and Snake River’s performance results are included in Intermountain’s results of operations since the closing date of the acquisition.

In an ongoing reflection of the community focus of Intermountain, the Snake River branches continue to operate under the Magic Valley Bank name and retain autonomy and local decision-

making. Subsequent to the merger, Ron Jones and Jim Patrick, former directors of Snake River Bancorp, were appointed to IMCB’s Board of Directors.

Intermountain is headquartered in Sandpoint, Idaho, and has total assets of approximately $597.7 million as of December 31, 2004. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Kootenai, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls, Gooding and Jerome, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.

For more information on this press release or Intermountain Community Bancorp stock, please contact any of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker	Jerry Smith
President & Chief Executive Officer	President, Branch Administration
Intermountain Community Bancorp	Panhandle State Bank
Panhandle State Bank	Intermountain Community Bank
208-265-3300	208-549-8885
curth@panhandlebank.com	jerrys@intermountainbank.com

Doug Wright	Susan Pleasant
Executive Vice President	Executive Assistant
Chief Financial Officer	Intermountain Community Bancorp
Intermountain Community Bancorp	Panhandle State Bank
Panhandle State Bank	208-255-3432
208-665-3976	susanp@panhandlebank.com
dougw@panhandlebank.com